Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
DREAM FINDERS HOMES, INC.

FIRST: The name of the corporation is Dream Finders Homes, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Center, 1209 Orange Street City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value of $0.01 per share.

FIFTH: The name of the incorporator is Robert M. Caine, and the incorporator’s mailing address is c/o Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002.

SIXTH: In furtherance of, and not in limitation of, the powers conferred by the General Corporation Law of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

EIGHTH:  The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and mailing addresses of the person who is to serve as the sole initial director of the Corporation until the first annual meeting of stockholders of the Corporation, or until his successors is duly elected and qualified, is:

Name	Address

Patrick Zalupski	14701 Philips Highway, Suite 300 Jacksonville, FL 32256

The governing body of this Corporation shall be the Board of Directors. The powers of the Board of Directors of the Corporation shall commence upon the acceptance for filing of this Certificate of Incorporation by the Secretary of State of the State of Delaware.

NINTH: No director of the corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article NINTH shall be prospective only and shall not adversely affect any right or protection of, or limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

TENTH: The Corporation reserves the right at any time, and from time to time, to amend, change, or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon directors, stockholders, or any other persons by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article TENTH.

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I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of September, 2020.

/s/ Robert M. Caine
Robert M. Caine, Incorporator